                                                           REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               V. F. CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           PENNSYLVANIA                           2320                            23-1180120
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         CLASSIFICATION NUMBER)             IDENTIFICATION NUMBER)

                        628 GREEN VALLEY ROAD, SUITE 500
                        GREENSBORO, NORTH CAROLINA 27408
                                 (336) 547-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                           CANDACE S. CUMMINGS, ESQ.
                                GENERAL COUNSEL
                        628 GREEN VALLEY ROAD, SUITE 500
                        GREENSBORO, NORTH CAROLINA 27408
                                 (336) 547-6000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                               SARAH BESHAR, ESQ.
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS               AMOUNT TO BE        OFFERING PRICE         AGGREGATE            AMOUNT OF
    OF SECURITIES TO BE REGISTERED           REGISTERED          PER UNIT(1)       OFFERING PRICE(1)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
8.10% Notes due 2005...................     $300,000,000             100%             $300,000,000           $79,200
8.50% Notes due 2010...................     $200,000,000             100%             $200,000,000           $52,800
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Total..................................     $500,000,000              --              $500,000,000           $132,000
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

(1) Determined pursuant to Rule 457(f) of the rules and regulations under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2000
PROSPECTUS
DECEMBER   , 2000

                                  $500,000,000

                             V. F. CORPORATION LOGO

                                V.F. CORPORATION

                               Offer to Exchange

                       $300,000,000 8.10% Notes due 2005
                       $200,000,000 8.50% Notes due 2010

                                      for

                   $300,000,000 8.10% New Notes due 2005 and
                     $200,000,000 8.50% New Notes due 2010
                            ------------------------

     We are offering to exchange up to $300,000,000 of our 8.10% notes due 2005 and up to $200,000,000 of our 8.50% notes due 2010 (the New Notes), which will be registered under the Securities Act of 1933, as amended, for up to $300,000,000 of our existing 8.10% notes due 2005 and up to $200,000,000 of our existing 8.50% notes due 2010 (the Old Notes). We are offering to issue the New Notes to satisfy our obligations contained in the registration rights agreement entered into when the Old Notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act.

     The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the New Notes.

     The exchange offer and withdrawal rights will expire at 5:00 p.m., New York
City time, on           , 2001 unless extended.

                            ------------------------

     To exchange your Old Notes for New Notes:

     - You must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent by 5:00 p.m., New York City time,
       on           , 2001.

     - If your Old Notes are held in book-entry form at The Depository Trust Company, you must instruct DTC, through your signed letter of transmittal, that you wish to exchange your Old Notes for New Notes. When the exchange offer closes, your DTC account will be changed to reflect your exchange of Old Notes for New Notes.

     - You should read the section called "The Exchange Offer" for additional information on how to exchange your Old Notes for New Notes.

                            ------------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              NOTICE TO INVESTORS

     Based on interpretations of the staff of the SEC set forth in no-action letters issued to third parties, we believe that New Notes issued pursuant to the exchange offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder (other than broker-dealers, as set forth below, and any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without further registration under the Securities Act and without delivery to prospective purchasers of a prospectus pursuant to the provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the New Notes. Eligible holders wishing to accept the exchange offer must represent to us in the letter of transmittal that these conditions have been met. See "The Exchange Offer -- Procedures for Tendering."

     Each broker-dealer who holds Old Notes acquired for its own account as a result of market-making or other trading activities and who receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of New Notes received for the broker-dealer's own account in exchange for Old Notes where Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. For a period of up to 180 days after the expiration date, we will make this prospectus available to those broker-dealers (if they so request in the letter of transmittal) for use in connection with those resales. See "Plan of Distribution."

     The Old Notes and the New Notes constitute new issues of securities with no established public trading market. We do not intend to apply for listing of the New Notes on any securities exchange or for inclusion of the New Notes in any automated quotation system. There can be no assurance that an active public market for the New Notes will develop or as to the liquidity of any market that may develop for the New Notes, the ability of holders to sell the New Notes, or the price at which holders would be able to sell the New Notes. We have been advised by the initial purchasers that they intend to make a market in the New Notes; however, these entities are under no obligation to do so and any market making activities with respect to the New Notes may be discontinued at any time. Future trading prices of the New Notes will depend on many factors, including among other things, prevailing interest rates, our operating results and the market for similar securities.

     Any Old Notes not tendered or accepted in the exchange offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, Old Notes could be adversely affected. Following consummation of the exchange offer, the holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof, and we will have no further obligation to those holders, under the exchange and registration rights agreement, to provide for the registration under the Securities Act of the Old Notes. There may be no trading market for the Old Notes.

     We will not receive any proceeds from, and have agreed to bear the expenses of, the exchange offer. No underwriter is being used in connection with the exchange offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WE ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF THOSE JURISDICTIONS.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     V.F. Corporation files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.
Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

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
Public Reference Room Office  New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.        7 World Trade Center      Citicorp Center
Room 1024                     Suite 1300                500 West Madison Street
Washington, D.C. 20549        New York, New York 10048  Suite 1400
                                                        Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" in this prospectus the information we file with the SEC, which means:

     - incorporated documents are considered part of this prospectus;

     - we can disclose important information to you by referring you to those documents; and

     - information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

     We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     (1) our Annual Report on Form 10-K for the fiscal year ended January 1, 2000;

     (2) our Quarterly Report on Form 10-Q for the quarter ended April 1, 2000;

     (3) our Quarterly Report on Form 10-Q for the quarter ended July 1, 2000;

     (4) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000; and

     (5) our Current Report on Form 8-K filed on November 20, 2000.

     You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in such documents. You can request a copy of the documents incorporated by reference in this prospectus and a copy of the indenture, registration rights agreement and other agreements referred to in this prospectus by requesting them in writing or by telephone from us at the following address:

                                V.F. Corporation
                        628 Green Valley Road, Suite 500
                        Greensboro, North Carolina 27408
                         Attention: Investor Relations
                           Telephone: (336) 547-6000

     We have filed with the SEC under the Securities Act and the rules and regulations thereunder a registration statement on Form S-4 with respect to the New Notes issuable pursuant to the exchange offer. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC and to which reference is hereby made.

                                    SUMMARY

     The following summary contains basic information about this exchange offer. It may not contain all the information that is important to you in making your investment decision. More detailed information appears elsewhere in this prospectus and in our consolidated financial statements and accompanying notes that we incorporate by reference. "The Exchange Offer" and the "Description of New Notes" sections of this prospectus contain more detailed information regarding the terms and conditions of the exchange offer and the New Notes. Certain capitalized terms used in this prospectus summary are defined elsewhere in this prospectus. Unless the context clearly implies otherwise, the words "company," "we," "our," "ours" and "us" refer to V.F. Corporation and its subsidiaries.

                               THE EXCHANGE OFFER

New Notes.....................   $300,000,000 in principal amount of our new
                                 8.10% notes due 2005 and $200,000,000 in
                                 principal amount of our new 8.50% notes due
                                 2010.

The Exchange Offer............   We are offering to issue the New Notes in
                                 exchange for a like principal amount of
                                 outstanding Old Notes that we issued on
                                 September 29, 2000. We are offering to issue the New Notes to satisfy our obligations contained in the exchange and registration rights agreement we entered into when we sold the Old Notes in transactions pursuant to Rule
                                 144A and Regulation S under the Securities Act.
                                 The Old Notes were subject to transfer
                                 restrictions that will not apply to the New
                                 Notes so long as you are acquiring the New
                                 Notes in the ordinary course of your business, you are not participating in a distribution of the New Notes and you are not an affiliate of ours.

Maturity Dates................   October 1, 2005 and October 1, 2010.

Interest Payment Dates........   April 1 and October 1 of each year, commencing
                                 April 1, 2001.

Ranking.......................   The New Notes are unsecured general obligations
                                 of V.F. Corporation and will rank equally with all of the other general unsecured indebtedness of V.F. Corporation.

Optional Redemption...........   We may redeem some or all of the New Notes at
                                 any time or from time to time at the redemption price described under the heading "Description of the New Notes -- Optional Redemption" plus accrued interest, if any, to the date of redemption.

Certain Covenants.............   The indenture governing the New Notes contains
                                 covenants that, among other things, limit our ability to:

                                 - create mortgages and other liens;

                                 - engage in certain sale/leaseback
                                   transactions; or

                                 - merge or consolidate with another company.

                                 For more details, see the section under the heading "Description of the New
                                 Notes -- Covenants" and "Description of the New Notes -- Special Situations -- Mergers and Similar Events" in the prospectus.

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the New Notes.

Denominations and Issuance of
  New Notes...................   The New Notes will be issued only in registered
                                 form without coupons, in minimum denominations of $1,000 and multiples of $1,000.

Tenders, Expiration Date,
  Withdrawal..................   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on      , 2001, unless it
                                 is extended. To tender your Old Notes, you must follow the detailed procedures described under the heading "The Exchange Offer -- Process for
                                 Tendering" including special procedures for certain beneficial owners and broker-dealers.
                                 If you decide to exchange your Old Notes for New Notes, you must acknowledge that you do not intend to engage in and have no arrangement with any person to participate in a distribution of the New Notes. If you decide to tender your Old Notes pursuant to the exchange offer, you may withdraw them at any time prior to 5:00 p.m., New York City time, on the expiration date.

Federal Income Tax
Consequences..................   Your exchange of Old Notes for New Notes
                                 pursuant to the exchange offer will not result in a gain or loss to you.

Exchange Agent................   U.S. Bank Trust National Association is the
                                 exchange agent for the exchange offer.

Failure to Exchange Your Old
  Notes.......................   If you fail to exchange your Old Notes for New
                                 Notes in the exchange offer, your Old Notes will continue to be subject to transfer restrictions and you will not have any further rights under the exchange and registration rights agreement, including any right to require us to register your Old Notes or to pay any additional interest.

Trading Market................   To the extent that Old Notes are tendered and
                                 accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, Old Notes could be adversely affected. There may be no trading market for the Old Notes.

                                 We cannot assure you that an active public market for the New Notes will develop or as to the liquidity of any market that may develop for the New Notes, the ability of holders to sell the New Notes, or the price at which holders would be able to sell the New Notes. For more details, see the section under the heading "Notice to Investors."

                                V.F. CORPORATION

     V.F. Corporation, through its operating subsidiaries, designs, manufactures and markets branded jeanswear, intimate apparel, children's playwear, occupational apparel, knitwear, daypacks, backpacks, high performance outdoor apparel and equipment and other apparel. V.F. Corporation, organized in 1899, oversees the operations of its individual businesses, providing them with financial and administrative resources.

     We manage our business through over two dozen consumer-focused marketing units that support specific brands. The management team of each of the individual marketing units has the responsibility to build and develop their brands within guidelines established by the Company. We have grouped together marketing units with generally similar products into three reportable business segments -- Consumer Apparel, Occupational Apparel and All Other.

CONSUMER APPAREL SEGMENT

  JEANSWEAR AND RELATED PRODUCTS

     We manufacture and market jeanswear and related casual products in the United States and in many international markets. In the United States, we manufacture and market jeanswear products under the LEE(R), WRANGLER(R), RUSTLER(R), RIDERS(R), BRITTANIA(R), CHIC(R) and GITANO(R) brands. We also offer cotton casual pants and shirts under the LEE CASUALS(R) and TIMBER CREEK BY WRANGLER(R) brands.

     According to industry data, approximately 664 million pairs of jeans made of denim, twill, corduroy and other fabrics were sold in the United States in 1999, representing a 3.9% increase over 1998. According to rolling twelve months' industry data, we have the largest combined unit market share at approximately 28%, with the WRANGLER, LEE and RUSTLER brands having the second, third and fourth largest unit shares of the jeans market in the United States, respectively.

     In domestic markets, we sell our LEE branded products through department and specialty stores. We market WRANGLER westernwear through western specialty stores, and we sell other WRANGLER brand products primarily through the mass merchant and discount store channels. We market the RUSTLER and RIDERS brands to national and regional discount chains. We generally sell all our brands directly to retailers through full-time salespersons.

     In international markets, our largest jeanswear operation is in Western Europe, where we manufacture and market LEE, WRANGLER, HERO BY WRANGLER(TM), MAVERICK(R), OLD AXE(R) and H.I.S.(R) jeanswear and related products. We sell LEE and WRANGLER jeanswear products through department stores and specialty shops, while we sell the HERO BY WRANGLER, MAVERICK and OLD AXE brands to discount stores. Jeanswear in Europe and in most international markets is more fashion-driven and has a higher relative price than similar products in the United States. We sell Jeanswear products to retailers through our sales forces and independent sales agents.

     We also market the LEE and WRANGLER brands in Canada and Mexico. Additionally, over the last three years, we have converted several licensed operations in South America into owned operations. Currently, we manufacture and market the WRANGLER and LEE brands in several South American countries through operations based in Brazil, Argentina and Chile. We sell these products through department and specialty stores. Also, in late 1999, we acquired a business that manufactures and markets the licensed UFO(R) brand, a leading local jeans brand in Argentina.

     We also manufacture and market LEE products in China, and participate in joint ventures in Spain and Portugal. In foreign markets where we do not have owned operations, we market LEE and WRANGLER jeanswear and related products through distributors, agents or licensees.

  INTIMATE APPAREL

     We manufacture and market women's intimate apparel under the VANITY FAIR(R), LILY OF FRANCE(R) and the licensed OSCAR DE LA RENTA(R) labels for sale to domestic department and specialty stores. Products include bras, panties, daywear, shapewear, robes and sleepwear. During 1999, we introduced a line of sports bras under the licensed NIKE(R) label. In addition, we entered into a license agreement with Tommy Hilfiger Licensing, Inc. to produce and distribute women's intimate apparel. This line of intimates was launched in department stores in fall 2000 and includes bras, panties, daywear and shapewear.

     We manufacture and market women's intimate apparel under the VASSARETTE(R), BESTFORM(R) and EXQUISITE FORM(R) brands for sale to the discount store channel of distribution. We also have a significant private label lingerie business with various national chain and specialty stores in the United States. Most products are sold through our sales force.

     In the international market, we manufacture and market women's intimate apparel to department and specialty stores under the LOU(R) and BOLERO(R) brand names primarily in France and under the GEMMA(R), INTIMA CHERRY(R) and BELCOR(R) brands in Spain. We market intimate apparel in discount stores in France under the VARIANCE(R), VASSARETTE and BESTFORM brands.

  CHILDREN'S PLAYWEAR

     We manufacture and market infant and children's apparel in the United States under the HEALTHTEX(R) and LEE brands and under the licensed NIKE brand. We sell these products primarily to department and specialty stores. During 1999, we made the HEALTHTEX brand available over the internet through a website, www.healthtex.com, as our first e-commerce initiative selling directly to consumers.

  SWIMWEAR

     We design, manufacture and market an extensive line of women's swimwear under the JANTZEN(R) trademark and the licensed NIKE label. We sell these products primarily to department and specialty stores in the United States and Canada through our sales force. We license the JANTZEN trademark to other companies in several foreign countries. We also manufacture and market swimwear under various labels in Spain and France.

OCCUPATIONAL APPAREL SEGMENT

     We produce occupational and career apparel sold under the RED KAP(R) label in the United States. Approximately two-thirds of sales are to industrial laundries that in turn supply work clothes to employers, primarily on a rental basis, for on-the-job wear by production, service and white-collar personnel. Products include work pants, slacks, work and dress shirts, overalls, jackets and smocks. Since industrial laundries maintain minimal inventories of work clothes, a supplier's ability to offer rapid delivery is an important factor in this market. Our commitment to customer service, supported by an automated central distribution center with several satellite locations, enables us to fill customer orders within 24 hours of receipt and has helped the RED KAP brand obtain a significant share of the industrial laundry rental business.

     Through several acquisitions, we have broadened our offerings to include several new product categories. We manufacture restaurant apparel and linen products under the PENN STATE TEXTILE(TM) brand and "clean room" garments under the FIBROTEK(TM) brand. We market uniforms and specialized corporate image apparel to a number of business and governmental organizations under the UNIFORMSOLUTIONS(TM) and HORACE SMALL PROFESSIONAL APPAREL(TM) labels; many of these utilize business-to-business internet sites to reach ultimate consumers. In addition, we market safety apparel in the United States and Canada under the BULWARK(R) brand.

ALL OTHER SEGMENT

  KNITWEAR

     We manufacture and market knitted fleecewear and T-shirts in the United States. We market blank fleece and T-shirt products under the LEE brand to wholesalers and garment screen-print operators. Approximately 40% of knitwear sales are for private label accounts, including NIKE, Inc. and various national chain, department and discount stores.

     We also design, manufacture and market imprinted sports apparel under licenses granted by the four major American professional sports leagues, NASCAR and other parties. We distribute these sports apparel products for adults through department, sporting goods and athletic specialty stores under the LEE SPORT(R), NUTMEG(R) and the licensed CHASE AUTHENTICS(R) brands. We distribute CSA(R) branded products, primarily in children's sizes, through mass merchandisers and discount stores.

  DAYPACKS AND RELATED PRODUCTS

     We manufacture and market JANSPORT(R) brand daypacks through department and sports specialty stores and college bookstores in the United States and through department and specialty stores in Europe. We market EASTPAK(R) brand daypacks through sporting goods chains and mass merchandisers in the United States and through department and specialty stores in Europe. JANSPORT daypacks and bookbags have a leading brand share in the United States. We sell JANSPORT branded fleece casualwear and T-shirts imprinted with college logos through college bookstores. In addition, we sell JANSPORT backpacking and mountaineering gear through outdoor and sporting goods stores.

  OUTDOOR APPAREL AND RELATED PRODUCTS

     We manufacture and market high performance outdoor apparel and equipment under THE NORTH FACE(R) brand. Apparel products consist of outerwear, snowsports gear and functional sportswear. Equipment consists of tents, sleeping bags, backpacks, daypacks and accessories. The Company designs many of its products for extreme applications, such as high altitude mountaineering and ice and rock climbing, although most consumers who purchase THE NORTH FACE products do not use them for such extreme activities. Products are sold through specialty outdoor and premium sporting goods stores.

                        NO CASH PROCEEDS TO THE COMPANY

     This exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreement. We will not receive any proceeds from the issuance of the New Notes and have agreed to pay the expenses of the exchange offer. In consideration for issuing the New Notes as contemplated in the registration statement of which this prospectus is a part, we will receive, in exchange, Old Notes in like principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in our outstanding debt.

                       CAPITALIZATION OF V.F. CORPORATION

     The following table sets forth the unaudited consolidated summary capitalization at September 30, 2000 of V.F. Corporation. The table should be read in conjunction with our consolidated financial statements and related notes and other financial data included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2000, and our Quarterly Report on Form 10-Q for the nine month period ended September 30, 2000.

                                                             AT SEPTEMBER 30, 2000
                                                             ---------------------
                                                                 (IN MILLIONS)
Cash and Equivalents........................................        $  233
                                                                    ======
Short-term Debt (including current portion of Long-term
  Debt).....................................................        $  474
Long-term Debt..............................................           906
                                                                    ------
     Total Debt.............................................         1,380
Redeemable Preferred Stock..................................            49
Common Shareholders' Equity
  Common Stock, par value $1 per share......................           114
  Additional Paid-in Capital................................           832
  Accumulated Other Comprehensive Loss......................           (95)
  Retained Earnings.........................................         1,401
                                                                    ------
     Total Common Shareholders' Equity......................         2,252
                                                                    ------
Total Debt, Redeemable Preferred Stock and Common
  Shareholders' Equity......................................        $3,681
                                                                    ======

                         SELECTED FINANCIAL INFORMATION

     The following selected financial data (except for the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends) are derived from the consolidated financial statements of the Company which have been audited by PricewaterhouseCoopers LLP, independent accountants, for the 1999 and 1998 fiscal years, and by its predecessor Coopers & Lybrand L.L.P. for fiscal years 1995 through 1997. The selected financial data for the nine month periods ended September 30, 2000 and October 2, 1999, respectively, are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire 2000 fiscal year. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included or incorporated by reference herein.

                                        NINE MONTHS ENDED                               FISCAL YEARS ENDED
                                    --------------------------   ----------------------------------------------------------------
                                    SEPTEMBER 30,   OCTOBER 2,   JANUARY 1,   JANUARY 2,   JANUARY 3,   JANUARY 4,   DECEMBER 30,
                                        2000           1999         2000         1999         1998         1997          1995
                                    -------------   ----------   ----------   ----------   ----------   ----------   ------------
                                                           (IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
Net sales.........................     $4,306         $4,188       $5,552       $5,479       $5,222       $5,137        $5,062
Operating income..................        473            485          653          684          605          557           347
Interest expense..................         62             54           71           62           50           63            77
Other income, net.................          8              6           14           10           31           14            14
Income before income taxes........        419            437          596          632          586          508           284
Income taxes......................        157            168          229          243          235          209           127
Net income........................        262            269          366          388          351          300           157
Ratio of earnings to fixed charges
  (1).............................        6.4x           7.3x         7.4x         8.5x         9.1x         7.0x          3.8x
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends (2).............        6.2x           7.0x         7.1x         8.1x         8.6x         6.6x          3.7x
Per common share data:
  Earnings -- Basic...............     $ 2.26         $ 2.22       $ 3.04       $ 3.17       $ 2.76       $ 2.32        $ 1.20
  Earnings -- Diluted.............       2.22           2.19         2.99         3.10         2.70         2.28          1.19
  Cash dividends..................       0.66           0.63         0.85         0.81         0.77         0.73          0.69
Average number of common and
  common equivalent shares:
  Basic...........................        115            119          119          121          126          127           127
  Diluted.........................        118            123          122          125          130          131           131
BALANCE SHEET DATA
  (AT END OF PERIOD):
Working capital...................     $1,120         $  788       $  764       $  815       $  836       $  940        $  799
Intangible assets.................      1,122            998          992          952          814          864           888
Total assets......................      4,721          4,182        4,027        3,837        3,323        3,450         3,447
Short-term debt...................        359            462          409          245           24           18           230
Current portion of long-term
  debt............................        116              1            5            1            0            1             3
Long-term debt....................        906            523          518          522          516          519           614
Redeemable preferred stock........         49             52           52           54           56           58            61
Deferred contribution to employee
  stock ownership plan............         (9)           (16)         (14)         (20)         (26)         (32)          (37)
Common shareholders' equity.......      2,252          2,153        2,164        2,066        1,867        1,974         1,772
CASH FLOW DATA:
Depreciation......................     $  102         $  101       $  134       $  128       $  129       $  132        $  134
Amortization of intangible
  assets..........................         26             25           33           33           28           28            34

---------------

(1) For the purposes of this ratio, fixed charges consist of interest expense, capitalized interest and one-third of rental expense, which approximates the interest factor of such rental expense.

(2) For the purposes of this ratio, fixed charges consist of interest expense, capitalized interest and one-third of rental expense, which approximates the interest factor of such rental expense. Preferred stock dividends relate to the outstanding Series B Preferred Stock held by the Employee Stock Ownership Plan.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS FOR THE QUARTER AND NINE MONTHS ENDED
SEPTEMBER 30, 2000

RECENT DEVELOPMENTS

     During the second quarter of 2000, the Company acquired the trademark rights to the CHIC(R) brand name and the rights to the H.I.S.(R) brand name outside of Europe. The Company also acquired approximately 81% of the common stock of The North Face, Inc. on May 24 and the Eastpak backpack and daypack business on May 26. During the third quarter of 2000, the Company acquired the trademarks and inventory of the Gitano(R) brand and the remaining 19% of the common stock of The North Face. The purchase prices totaled $269.5 million, including the repayment of $107.7 million of indebtedness. These acquisitions have been accounted for as purchases, and accordingly, operating results have been included in the financial statements from the dates of acquisition. The net assets of these companies are included in the Company's financial presentation based on preliminary allocations of the purchase prices, with approximately $152.2 million representing intangible assets to be amortized over 40 years. Final asset and liability valuations are not expected to have a material effect on the financial statements.

     Subsequent to the end of the third quarter, the Company acquired approximately 84% of the outstanding shares of H.I.S. Sportswear AG, which owns the H.I.S. trademarks in Europe and markets H.I.S. products in Europe, for an aggregate purchase price of approximately $44 million.

     On November 17, 2000, the Company announced a series of actions to position itself to achieve its long-term earnings growth target of 8% to 10%. In conjunction with these actions, the Company announced that it will take a charge to fourth quarter earnings of approximately $120 million to $140 million, or $.68 to $.79 per share. The cash requirement related to these actions is approximately $40 million. As a result of these actions, excluding charges, the Company expects to report earnings per share between $2.95 and $3.00 for the fiscal year ended January 1, 2001. Following are some of the specific actions the Company is taking to improve profitability in underperforming units and further reduce costs across its businesses:

     - EXIT OF NONSTRATEGIC WORKWEAR BUSINESSES. Following an analysis of its workwear operations, the Company has decided to discontinue several of the more complex pieces of businesses acquired in 1998 and 1999 that have impacted profitability. Accounting for approximately $40 million in annual sales, the discontinued businesses include napery and certain customized and catalog programs serving primarily small businesses.

     - NEW JEANS STRATEGY IN JAPAN. To combat changing market conditions in Japan and unite the management of its Wrangler and Lee brands under a single entity, the Company has agreed to transfer the license for the Wrangler brand to Lee Japan Co. Ltd., a subsidiary of Tokyo-based Edwin Co. Ltd. Edwin has successfully marketed the Lee brand in Japan under a licensing agreement since 1987. The Company's annual sales of Wrangler in Japan were approximately $60 million.

     - ADDITIONAL COST SAVING ACTIONS. Other actions the Company is taking to reduce costs include the consolidation of several distribution centers in both the U.S. and Europe, a general reorganization of its Latin American jeans business, and a restructuring of its international intimates business.

RESULTS OF OPERATIONS

     Consolidated sales increased 8% for the third quarter and 3% for the nine months ended September 30, 2000, compared with 1999. In translating foreign currencies to the U.S. dollar, a stronger U.S. dollar reduced sales comparisons by $19 million in the third quarter of 2000 (earnings per share by $.02) and by $50 million in the nine months ended September 30, 2000 (earnings per share by $.04).

     Gross margins were 33.9% of sales in the third quarter of 2000, compared with 34.3% in the prior year quarter. Gross margins were 34.2% in both nine month periods. Gross margins improved in most businesses due to the continuing shift to lower cost sourcing, lower raw material costs and improved operating efficiencies. These improvements were offset by declines in occupational apparel resulting from complexities created by the integration of recent acquisitions.

     Marketing, administrative and general expenses were 22.0% of sales during the quarter and 22.9% in the nine months of 2000, compared with 21.4% and 22.4% in the 1999 periods. The higher expense ratios in 2000 resulted from recently acquired companies, which sell to upper tier distribution channels that traditionally require higher levels of marketing expenditures.

     Other operating expense, which includes amortization of intangible assets and net royalty income, increased in 2000 due to amortization of intangible assets related to the businesses acquired in 2000.

     Net interest expense increased 29% in the third quarter and 18% in the nine months of 2000, compared with the same periods in 1999. The increase is due to higher average short-term borrowings to support acquisitions, as well as higher short-term borrowing rates in 2000.

     The effective income tax rate for the nine months of 2000 was 37.5%, based on the expected rate for the year, compared with 38.4% in the prior year. The lower tax rate for 2000 is due to an expected reduction in foreign operating losses with no benefit, reduction in state income taxes and an increase in employment-related tax credits.

     Net income decreased 3% during both the third quarter and nine months of 2000. Basic earnings per share were the same for the third quarter and increased 2% in the nine months, including the benefit of the Company's share repurchase program. The 2000 acquisitions are expected to have a dilutive impact for the year 2000 of $.10 to $.15 per share, with the majority of this in the fourth quarter.

INFORMATION BY BUSINESS SEGMENT

     The Consumer Apparel segment consists of jeanswear, women's intimate apparel, swimwear and the children's apparel businesses. Overall, this segment's sales increased 1% for the third quarter of 2000 and decreased 1% for the nine months, compared with the same periods of 1999. Domestic jeans sales increased 9% in the third quarter and 4% for the nine months, led by increases in the Company's domestic Western and Mass Market businesses in both periods. Sales also increased in the third quarter at Lee. International jeanswear sales declined 4% in the third quarter and 6% in the nine months primarily due to the effects of foreign currency. Excluding the effects of currency translation, European jeanswear sales increased 2% in the quarter and declined 3% in the nine months.

     Sales in Asia, however, declined for both the quarter and the nine months as a result of a declining premium jeans market in Japan and difficult overall economic conditions within the country. Domestic intimate apparel sales declined 7% in the quarter and 9% in the nine months, with increases in the Vanity Fair and Lily of France brands offset by lower private label and Vassarette brand sales. Playwear sales were flat for the quarter, but increased in the nine months of 2000 due to increased sales in NIKE branded product. Segment profit increased 11% for the quarter and 8% for the nine months of 2000, due to increases in domestic jeanswear sales and profitability in both periods. International jeanswear profit increased significantly in the quarter but was down slightly in the nine months. While European jeanwear profit increased in both the quarter and nine months, profits in Asia declined in both periods.

     The Occupational Apparel segment includes the Company's industrial, career and safety apparel businesses. Sales increased during the nine months of 2000 due to acquisitions made during 1999. This segment's profit decreased in the third quarter and nine months due to manufacturing and distribution inefficiencies related to integration of the four businesses acquired in late 1998 and early 1999.

     The All Other segment includes the Company's knitwear, daypack and outdoor businesses. Sales increased in the third quarter and nine months due to the acquisitions of Eastpak and The North Face. Segment profit increased in the quarter due to the 2000 acquisitions.

     Management will continue to address profitability issues within its underperforming units. Any actions resulting from this evaluation could have an impact on operating results. From time to time, the Company engages in acquisitions or dispositions of companies or assets. Except as disclosed herein, there are no current agreements or understandings with respect to any material acquisitions or dispositions.

ANALYSIS OF FINANCIAL CONDITION

     The financial condition of the Company is reflected in the following:

                                                SEPTEMBER 30    JANUARY 1    OCTOBER 2
                                                    2000          2000         1999
                                                ------------    ---------    ---------
                                                        (DOLLARS IN MILLIONS)
Working capital...............................   $ 1,119.6      $   763.9    $   788.4
Current ratio.................................    1.9 to 1       1.7 to 1     1.6 to 1
Debt to total capital.........................        38.0%          30.1%        31.4%

     The Company maintains an unsecured revolving credit agreement with a group of banks for $750.0 million that supports commercial paper borrowings and is otherwise available for general corporate purposes. In addition, in June 2000, the Company entered into a $100.0 million unsecured revolving credit agreement that terminates in December 2000. Terms for this facility are similar to the terms of the $750.0 million credit agreement. There are no borrowings outstanding under these agreements.

     Accounts receivable at the end of the third quarter of 2000 are higher than at the end of the same period in 1999 due to higher sales. The number of days sales outstanding in accounts receivable at the end of the third quarter periods are flat. Receivables are higher than at the end of 1999 due to higher sales in the third quarter of 2000 and seasonal sales patterns.

     Inventories at the end of the third quarter of 2000 are 15% higher than at the comparable date in 1999 due to higher inventories in occupational apparel resulting from operating inefficiencies related to integration of the businesses acquired in 1998 and 1999, higher days of inventory in recently acquired companies and expected increases in sales. Excluding the 2000 acquisitions, inventory balances would have been 6% higher. Inventories are higher than at the end of 1999 due to seasonal sales patterns and the impact of acquisitions completed during 2000.

     Accrued liabilities at the end of the quarter are higher than year-end due to seasonal patterns.

     On September 29, 2000, the Company issued $500.0 million in principal amount of long-term notes.

     As of October 27, 2000, substantially all of the net proceeds of $495.2 million had been used to reduce short-term borrowings.

     During the first nine months of 2000, the Company repurchased 2.6 million shares of its Common Stock in open market transactions for a total cost of $64.2 million. Under its current authorization from the Board of Directors, the Company may repurchase up to an additional 5.4 million common shares. For information regarding the Company's exposure to certain market risks, see Item 7A, Quantitative and Qualitative Disclosures about Market Risk, in the annual report on Form 10-K for fiscal 1999. There have been no significant changes in the Company's market risk exposures since year-end.

ANALYSIS OF OPERATIONS FOR THE FISCAL YEARS 1999, 1998 AND 1997

RESULTS OF OPERATIONS

     Consolidated sales rose 1% to a record $5,551 million in 1999. The sales increase in 1999 was primarily due to the acquisitions of occupational apparel businesses in late 1998/early 1999 and jeanswear businesses in South America, offset in part by a slowdown of jeanswear sales in Europe and in the mid-tier channel in the U.S. Sales in 1998 rose 5% over the 1997 level, due primarily to the acquisition of Bestform Group, Inc., a major manufacturer and marketer of women's intimate apparel.

     Gross margins were 34.1% of sales in 1999, compared with 34.5% in 1998 and 34.1% in 1997. Margins were favorably impacted during the last two years from the continuing shift to lower cost sourcing, lower raw material costs and increased operating efficiencies. However, in 1999 this was offset by lower gross margins in the domestic Lee jeanswear, European jeanswear and workwear businesses. In jeanswear, these reductions resulted from lower than anticipated volume and the resulting impact in expense absorption, as well as the need to reduce inventory levels closer to demand. In workwear, lower margins resulted from the newly acquired companies.

     For the United States market, we manufacture our products in owned domestic plants and offshore plants, primarily in Mexico. In addition, we contract production from independent contractors mostly located outside of the U.S. There has been a shift over the last three years toward a more balanced sourcing mix, with more products being manufactured in and contracted from lower cost facilities in Mexico and the Caribbean Basin. The amount of domestic sales derived from products sewn outside the United States has increased each year so that now 65% is sourced from international locations. Similarly, in foreign markets, sourcing is being shifted from higher cost owned plants located primarily in Western Europe to lower cost owned and contracted production in locations outside of Western Europe.

     Marketing, administrative and general expenses were 22.2% of sales in 1999, compared with 21.9% and 22.5% in 1998 and 1997, respectively. Expenses as a percent of sales increased in 1999 primarily due to fixed short-term expenses on a lower sales level in European jeanswear. This increase was partially offset by lower advertising spending.

     Other operating income and expense includes goodwill amortization expense, offset by net royalty income. In each of the last two years, amortization of goodwill increased from acquisitions completed during those years, and net royalty income declined from the conversion of certain formerly licensed businesses to owned operations.

     Net interest expense increased in each of the last two years due to higher short-term borrowings related to the business acquisitions. Interest income includes $3.0 million in 1999 and $10.5 million in 1997 related to settlements of prior years' tax examinations.

     The effective income tax rate was 38.5% in 1999 and 1998 and 40.1% in 1997. The effective rate declined in 1998 due to a reduction in foreign operating losses with no current tax benefit, lower state income taxes and higher tax-free income attributable to investments that fund certain deferred compensation plans.

INFORMATION BY BUSINESS SEGMENT

     The Consumer Apparel segment sales were relatively flat in 1999. Record sales in mass market domestic jeanswear sold in the discount channel and sales in the newly acquired Latin American jeanswear businesses offset declines reported in the Lee branded domestic business and in European jeanswear businesses. The decline in Lee was due to softness in retail sales in mid-tier department stores in the U.S., and the decline in Europe was due to a consumer shift away from basic jeans products to alternative fabrics and stylings. Segment profit in 1999 declined due to lower sales in Lee, lower sales in Europe, European jeanswear consolidation efforts that created operating difficulties, and a $6 million charge to close the Jantzen women's sportswear division. In 1998, segment sales advanced due to the acquisition of Bestform and growth in all categories of domestic jeanswear, offset in part by the elimination of unprofitable children's playwear product lines. Segment profit in 1998 increased due to the acquisition of Bestform and higher profitability in domestic jeanswear, existing intimate apparel businesses and children's playwear, offset in part by a modest decline in European jeanswear.

     The Occupational Apparel segment sales increased in 1999 over the prior two years due to one acquisition in the latter part of 1998 and three acquisitions in early 1999. Segment profit as a percent of sales declined from 1997 and 1998 due to the lower level of profitability of the acquired businesses and to systems, distribution and other costs incurred to integrate these new businesses into our existing infrastructure.

     The decline in sales and segment profit in the All Other segment over the last two years is due to difficult market conditions existing in the knitwear market.

ANALYSIS OF FINANCIAL CONDITION

     In managing our capital structure, we balance financial leverage with equity to reduce our overall cost of capital, while providing the flexibility to pursue investment opportunities that may become available. It is our goal to maintain a debt to capital ratio of less than 40%. Our debt to capital ratio has remained within these guidelines: 30.1% at the end of 1999 and 27.1% at the end of 1998.

  BALANCE SHEETS

     Accounts receivable increased in 1999 due to higher December sales and slightly higher days sales outstanding in the recently acquired companies. Inventories increased slightly in 1999 due to balances at recently acquired companies being higher than historic levels. Excluding businesses acquired in 1999, inventories declined by 6%.

     Intangible assets increased during 1999 due to the acquisitions completed during the year. Other assets increased during 1999 due to an increase in deferred income tax assets over the 1998 level and an increase in life insurance contracts and other investment securities underlying our deferred compensation and retirement programs.

     The deficit in the Accumulated Other Comprehensive Income component of Common Shareholders' Equity increased during 1999 due to foreign currency translation adjustments resulting from the strengthening of the U.S. dollar in relation to the currencies of most European countries where the Company has operations.

  LIQUIDITY AND CASH FLOWS

     Working capital was $763.9 million and the current ratio was 1.7 to 1 at the end of 1999, compared with $815.1 million and 1.8 to 1 at the end of 1998. The decline in 1999 was due to an increase in short-term borrowings.

     The primary source of liquidity is our strong cash flow provided by operations, which was $423.4 million in 1999, $429.3 million in 1998 and $460.7 million in 1997. In 2000, cash flow from operations should exceed $400 million.

     Capital expenditures were $150.1 million in 1999, compared with $189.1 million and $154.3 million in 1998 and 1997, respectively. Capital expenditures relate to expansion of offshore manufacturing capacity, primarily in jeanswear, investments in information systems and ongoing capital improvements in our worldwide manufacturing and other facilities. Capital expenditures in 2000 are expected to be comparable with the 1999 level and to be funded by cash flow from operations.

     During 1999, the Company purchased 4.0 million shares of its Common Stock in open market transactions at a cost of $149.1 million. During 1998, the Company purchased 3.2 million shares for $147.4 million. Depending on the level of acquisition opportunities during 2000, we intend to continue to invest available cash flow to repurchase shares.

     Cash dividends totaled $.85 per common share in 1999, compared with $.81 in 1998 and $.77 in 1997. The dividend payout rate was 28% in 1999, compared with 26% in 1998 and 28% in 1997. The indicated annual dividend rate for 2000 is $.88 per share. We have paid dividends on our Common Stock annually since 1941 and intend to maintain a long-term payout rate of 30%.

     With our strong financial position, unused credit lines and additional borrowing capacity, the Company has substantial liquidity and flexibility to meet investment opportunities that may arise.

  EURO CURRENCY CONVERSION

     Effective January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their existing currencies and a single new currency, the "euro." During a transition period through June 2002, business transactions can be conducted in both the euro and the legacy currencies. After that date, the euro will be the sole currency of the participating countries. Approximately 11% of the Company's 1999 sales were generated in the European Union.

     We are evaluating the many areas involved with introduction of the euro, including information technology systems. As of January 1, 2000, substantially all of these systems were euro compliant, with the remainder expected to be compliant by the end of 2000. We are also evaluating the strategic implications of adoption of the euro, including pricing and distribution of our products. Although this evaluation is ongoing, it is likely that the euro will lead to a more uniform pricing in all European markets, including those that have not adopted the euro as their common currency.

     We are unable to determine the financial impact of the conversion on our operations, if any, because the impact will depend on the competitive situations that exist in the various regional markets. However, we believe that the conversion to the euro will not have a material effect on the Company's results of operations or financial position. All costs relating to the conversion to the euro, which are not significant, are being expensed as incurred.

  YEAR 2000 UPDATE

     The Year 2000 issue relates to computer systems that may not properly recognize date-sensitive information when the year changed to 2000. Since entering the year 2000, we have not experienced any disruptions to our business, nor are we aware of any significant Year 2000 issues impacting our suppliers and customers. In 2000 we will continue to monitor our critical systems but do not anticipate any exposures from our internal systems or from the activities of our suppliers and customers. The total cost of resolving the Year 2000 issues, including internal personnel and outside vendors and consultants, was $26 million over the period 1997 through 1999, which was expensed as incurred.

  RISK MANAGEMENT

     The Company is exposed to a variety of market risks in the ordinary course of business, including the effects of changes in interest rates, foreign currency exchange rates and the value of marketable securities. We regularly assess these potential risks and have policies and procedures to manage these risks.

     The Company limits its risk from interest rate fluctuations on its net income and cash flows by managing its mix of long-term borrowings at fixed interest rates and short-term borrowings at variable interest rates. The Company may also use derivative instruments to minimize its interest rate risk. The primary interest rate exposure, which is not significant, relates to short-term domestic and foreign borrowings. These borrowings averaged $430 million during 1999 and $245 million during 1998. In addition, at the end of 1998, the Company had an interest rate swap contract related to $100 million of long-term debt. This swap expired in October 1999.

     The Company has assets and liabilities in foreign subsidiaries that are subject to fluctuations in foreign currency exchange rates. Investments in these primarily European subsidiaries are considered to be long-term investments, and accordingly, the Company uses a functional currency other than the U.S. dollar. The Company does not hedge these net investments and does not hedge the translation of foreign currency operating results into the U.S. dollar. In addition, a growing percentage of the total product needs to support our domestic businesses are manufactured in Company-owned plants in foreign countries or by foreign contractors. The Company's primary foreign currency exposures relate to the euro and to the Mexican peso. We monitor foreign currency exposures and may in the ordinary course of business enter into derivative contracts related to specific foreign currency transactions or anticipated cash flows occurring within twelve months. The amount of these contracts, and related gains and losses, are not material. There are no financial instruments held for trading or speculative purposes.

     The Company is exposed to changes in the overall investment securities markets because amounts accrued under various nonqualified deferred compensation plans are based on market values of investment funds that are selected by the plans' participants. Changes in the market values of the participants' underlying investment selections expose the Company to risks of stock market fluctuations. This securities market risk is hedged by the Company's investments in a portfolio of variable life insurance contracts and other securities that substantially mirror the investment selections underlying the deferred compensation liabilities. Increases and decreases in deferred compensation liabilities are substantially offset by corresponding increases and decreases in the market value of the Company-owned investment securities, resulting in an insignificant net exposure to the Company's operating results and financial position.

               CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

     This prospectus includes and may incorporate by reference forward-looking statements within the meaning of the federal securities laws. This includes statements concerning plans, expectations and objectives of management relating to the Company's operations or economic performance, and assumptions related thereto.

     Forward-looking statements are made based on management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. Management cautions that forward-looking statements are not guarantees and actual results could differ materially from those expressed or implied in the forward-looking statements.

     Important factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the overall level of consumer spending for apparel; changes in trends in the segments of the market in which we compete; the financial strength of the retail industry; actions of competitors that may affect our business; and the impact of unforeseen economic changes in the markets where we compete, such as changes in interest rates, currency exchange rates, inflation rates, recession, and other external economic and political factors over which we have no control.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The Old Notes were, and the New Notes will be, governed by the indenture which is a contract between us and United States Trust Company of New York which acts as trustee. The trustee's main role is to enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under "-- Events of Default -- Remedies if an event of default occurs". U.S. Bank Trust National Association acts as registrar, paying agent and authenticating agent, and performs administrative duties for us, such as sending you interest payments, transferring your New Notes to a new buyer if you sell and sending you notices. The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the New Notes are governed by New York law. See "Where You Can Find Additional Information" for information on how to obtain a copy of the indenture.

     The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the New Notes.

     The Old Notes and the New Notes relating to each series will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers and amendments.

     The following description of the provisions of the indenture is a summary only. More specific terms as well as the definitions of relevant terms can be found in the indenture and the Trust Indenture Act of 1939, which is applicable to the indenture. We have also included references in parentheses to certain sections of the indenture. Because this section is a summary, it does not describe every aspect of the New Notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture.

PRINCIPAL, MATURITY AND INTEREST

     The New Notes are general unsecured obligations of the Company. The New Notes will be initially limited to $300,000,000 aggregate principal amount for the notes due 2005 and $200,000,000 aggregate principal amount for the notes due 2010. However, the indenture does not limit the aggregate principal amount of debt securities we may issue, and we may issue additional notes in amounts that exceed the initial amounts at any time, without your consent and without notifying you. The New Notes are not entitled to any sinking fund.

     Each series of New Notes will mature on October 1 of its respective year of maturity. The New Notes bear interest at the rates per annum shown on the front cover of this prospectus from September 29, 2000, payable semi-annually on April 1 and October 1 of each year, commencing April 1, 2001.

     Principal, any premium and interest on the New Notes will be payable, and the New Notes may be presented for registration of transfer and exchange, at the office of the registrar or another office or agency of the Company as determined by us. At our option, payment of interest may be made by check mailed to the holders at the addresses appearing in the registry books maintained by the registrar for the New Notes.

OPTIONAL REDEMPTION

     The New Notes will be redeemable, in whole or in part, at the option of the Company at any time. The redemption price for each series of the New Notes will be the greater of:

     - 100% of the principal amount of each series of the New Notes to be redeemed plus accrued interest on such New Notes to the date of redemption; or
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

     - the sum, as determined by a quotation agent appointed by us, of the present value of the remaining scheduled payments of principal and interest on each series of the New Notes to be redeemed (excluding any portion of such payments of interest accrued and paid as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the "adjusted treasury rate", plus in the case of the notes due 2005, 15 basis points, and in the case of the notes due 2010, 25 basis points, plus accrued interest on each series of the New Notes to be redeemed to the date of redemption.

     The "adjusted treasury rate" for any redemption date means the rate per year equal to the semi-annual equivalent yield to maturity of the "comparable treasury issue", assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the "comparable treasury price" for such redemption date. The semi-annual equivalent yield to maturity will be computed as of the third business day immediately preceding the redemption date.

     The "comparable treasury issue" (expressed as a percentage of its principal amount) is a United States treasury security, selected by the quotation agent, having a maturity comparable to the remaining term of the series of the New Notes to be redeemed that would be utilized in accordance with customary financial practice in pricing new issues of corporate notes of comparable maturity to the remaining term of the New Notes.

     The "quotation agent" is the "reference treasury dealer" appointed by us. The "reference treasury dealer" means:

     - Goldman, Sachs & Co. and its respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer (a "primary treasury dealer"), the Company shall substitute the reference treasury dealer for another primary treasury dealer; and

     - any other primary treasury dealer selected by us.

     The "comparable treasury price" for any redemption date means the average of the reference treasury dealer quotations for such redemption date, provided that if three or more reference treasury dealer quotations are obtained, the highest and lowest of such quotations shall be excluded from the calculation.

     The "reference treasury dealer quotations" means, for each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m. Eastern Standard time on the third business day preceding such redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the New Notes to be redeemed.

     Unless the Company defaults in payment of the redemption price on or after the redemption date, interest will cease to accrue on the New Notes called for redemption.

LEGAL OWNERSHIP -- "STREET NAME" AND OTHER INDIRECT HOLDERS

     Investors who hold New Notes in accounts at banks or brokers will generally not be recognized by us as legal holders of New Notes. This is called holding in "street name". Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its New Notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the New Notes, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold New Notes in "street name", you should check with your own institution to find out:

     - How it handles note payments and notices.

     - Whether it imposes fees or charges.

     - How it would handle voting if ever required.

     - Whether and how you can instruct it to send you New Notes registered in your own name so you can be a direct holder as described below.

     - How it would pursue rights under the New Notes if there were a default or other event triggering the need for holders to act to protect their interests.

DIRECT HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of New Notes. As noted above, we do not have obligations to you if you hold in "street name" or other indirect means, either because you choose to hold New Notes in that manner or because the New Notes are issued in the form of global notes as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a "street name" customer but does not do so.

GLOBAL NOTES

     A global note is a special type of indirectly held security, as described above under "Legal Ownership -- 'Street Name' and Other Indirect Holders". For global notes the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global note be registered in the name of a financial institution we select and by requiring that the New Notes included in the global note not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global note is called the "depositary". Any person wishing to own a New Note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

     SPECIAL INVESTOR CONSIDERATION FOR GLOBAL NOTES. As an indirect holder, an investor's rights relating to a global note will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to New Notes transfers. We do not recognize this type of investor as a holder of New Notes and instead deal only with the depositary that holds the global note.

     An investor should be aware that for the New Notes issued only in the form of global notes:

     - The investor cannot get New Notes registered in his or her own name.

     - The investor cannot receive physical certificates for his or her interest in the New Notes.

     - The investor will be a "street name" holder and must look to his or her own bank or broker for payments on the New Notes and protection of his or her legal rights relating to the New Notes. See "Legal
       Ownership -- 'Street Name' and Other Indirect Holders".

     - The investor may not be able to sell interests in the New Notes to some insurance companies and other institutions that are required by law to own their New Notes in the form of physical certificates.

     - The depositary's policies will govern payments, transfers, exchanges and other matters relating to the investor's interest in the global note. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global note. We and the trustee also do not supervise the depositary in any way.

     - Payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, the depositary will usually require that interests in a global note be purchased or sold within its system using same-day funds. This difference could have some effect on how global note interests trade, but we do not know what that effect will be.

     SPECIAL SITUATIONS WHEN GLOBAL NOTES WILL BE TERMINATED. In a few special situations described later, the global note will terminate and interests in it will be exchanged for physical certificates representing New Notes. After that exchange, the choice of whether to hold New Notes directly or in "street name" will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in New Notes transferred to their own name, so that they will be direct holders. The rights of "street name" investors and direct holders in the New Notes have been previously described in the subsections entitled "Legal Ownership -- 'Street Name' and Other Indirect Holders" and "Direct Holders".

     The special situations for termination of a global note are:

     - when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

     - when we notify the trustee that we wish to terminate the global note; or

     - when an event of default on the New Notes has occurred and has not been cured. (Defaults are discussed later under "Events of Default".)

     When a global note terminates, the depositary (and not the Company or the trustee) is responsible for identifying the institutions that will be the initial direct holders. (Section 305)

IN THE REMAINDER OF THIS DESCRIPTION "YOU" MEANS DIRECT HOLDERS AND NOT "STREET NAME" OR OTHER INDIRECT HOLDERS OF NEW NOTES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ENTITLED "LEGAL OWNERSHIP -- 'STREET NAME' AND OTHER INDIRECT HOLDERS".

OVERVIEW OF REMAINDER OF THIS DESCRIPTION

     The remainder of this description summarizes:

     - ADDITIONAL MECHANICS relevant to the New Notes under normal circumstances, such as how we give notice and where we make payments;

     - Your rights under several SPECIAL SITUATIONS, such as if we merge with another company, or if we want to change a term of the New Notes;

     - Promises we make to you about how we will run our business, or business actions we promise not to take (known as "RESTRICTIVE COVENANTS"); and

     - Your rights if we DEFAULT or experience other financial difficulties.

ADDITIONAL MECHANICS -- FORM

     The New Notes will be issued:

     - only in registered form;

     - without interest coupons; and

     - in denominations that are even multiples of $1,000. (Section 302)

     The registrar acts as our agent for registering New Notes in the names of holders. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "security registrar". (Section 305)

PAYMENT AND PAYING AGENTS

     We will pay interest to you if you are a direct holder of the New Notes semi-annually at the close of business on the March 15 and September 15, prior to the payment date, even if you no longer own the New Notes on the interest due date. This date is called the "regular record date". (Section 307)

     Holders buying and selling New Notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the New Notes to prorate interest fairly between buyer and seller. This prorated interest amount is called "accrued interest".

     Payment of interest, principal and any other money due on the New Notes will be made at the office or agency of the Company maintained for that purpose. That office is currently located at U.S. Bank Trust National Association, 100 Wall Street, Suite 1600, New York, N.Y. 10005. You must make arrangements to have your payments picked up at, or wired from, that office. We may also choose to pay interest by mailing checks.

"STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

     We may also arrange for additional payment offices, and may cancel or change these offices. These offices are called "paying agents". We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of New Notes. (Section 1002)

NOTICES

     Notices regarding the New Notes will be sent only to direct holders, using their addresses as listed in the registrar's records. (Sections 101 and 106)

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

SPECIAL SITUATIONS -- MERGERS AND SIMILAR EVENTS

     We may not consolidate with or merge into any other person (as defined in the indenture) or convey, transfer or lease our properties and assets substantially as an entirety, unless:

     (a) the successor person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and expressly assumes our obligations on the New Notes and under the indenture;

     (b) after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, would occur and be continuing; and

     (c) after giving effect to such transaction, neither we nor the successor person, as the case may be, would immediately thereafter have outstanding indebtedness secured by any Mortgage not permitted by the provisions of our restrictive covenant relating to liens or, if so, shall have secured the New Notes equally and ratably with (or prior to) any indebtedness secured thereby. (Section 801)

MODIFICATION AND WAIVER

     There are three types of changes we can make to the indenture and the New
Notes:

     - CHANGES REQUIRING YOUR APPROVAL. First, the following is a list of the types of changes that cannot be made to the New Notes without your approval:

          - change the stated maturity of the principal or interest on a New
            Note;

          - reduce any amounts due on a New Note;

          - reduce the amount of principal payable upon acceleration of the maturity of a New Note following a default;

          - change the place or currency of payment on a New Note;

          - impair your right to sue for payment;

          - reduce the percentage of holders of New Notes whose consent is needed to modify or amend the indenture;

          - reduce the percentage of holders of New Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

          - modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902)

     - CHANGES REQUIRING A MAJORITY VOTE. The second type of change to the indenture is the kind that requires a vote in favor by holders of New Notes and Old Notes owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the New Notes. The same vote would be required for us to obtain a waiver of all or part of the restrictive covenants described later on this page, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the New Notes listed in the first category described previously above under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Sections 513 and 902)

     - CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any vote by holders of New Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the New Notes.

     New Notes will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. New Notes will also not be eligible to vote if they have been fully defeased as described later under "Full Defeasance". (Section
101)

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

"STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE NEW NOTES OR REQUEST A WAIVER.

COVENANTS

     In the indenture, we agree to restrictions that limit our own as well as our subsidiaries' ability to create liens or enter into sale and leaseback transactions.

     RESTRICTIONS ON MORTGAGES AND OTHER LIENS. We will not, nor will we permit any Subsidiary to, issue, assume or guarantee any Debt secured by a Mortgage upon any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the New Notes (together with, if we shall so determine, any other indebtedness of or guaranteed by us or such Restricted Subsidiary ranking equally with the New Notes then existing or thereafter created) shall be secured equally and ratably with such Debt, except that the foregoing restrictions shall not apply to:

          (i) Mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary;

          (ii) Mortgages on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase price of such property, or to secure Debt incurred or guaranteed for the purpose of financing all or part of the purchase price of such property or construction or improvements thereon, which Debt is incurred or guaranteed prior to, at the time of, or within 120 days after the later of such acquisition of completion of such improvements or construction or commencement of full operation of such property;

          (iii) Mortgages securing Debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary;

          (iv) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the property of a corporation or firm as an entirety or substantially as an entirety by us or a Restricted Subsidiary;

          (v) Mortgages on our property or that of a Restricted Subsidiary in favor of the United States of America or any State thereof, or any political subdivision thereof, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control industrial revenue bond or similar financing);

          (vi) Mortgages existing on the date of the indenture; and

          (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in any of the foregoing clauses.

     Notwithstanding the above, we and any one or more Subsidiaries may, without securing the New Notes, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of Debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured Debt permitted under the foregoing exceptions) at such time does not exceed 10% of the shareholders' equity of the Company and its consolidated Subsidiaries as of the end of the latest fiscal year. (Section 1008)

     RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS. Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property (whether now owned or hereafter acquired) are prohibited unless:

          (i) the Company or such Restricted subsidiary would be entitled under the indenture to issue, assume or guarantee Debt secured by a Mortgage upon such Principal Property at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the New Notes, provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions described above under "Restrictions on mortgages and other liens" or

          (ii) an amount in cash equal to such Attributable Debt is applied to the retirement of funded-non-subordinated Debt of the Company or a Restricted Subsidiary. (Section 1009)

     The restrictions described above do not apply to:

          (i) such transactions involving leases for less than three years,

          (ii) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or

          (iii) leases of a Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.

     CERTAIN DEFINITIONS RELATING TO OUR RESTRICTIVE COVENANTS. Following are the meanings of the terms that are important in understanding the restrictive covenants previously described.

     "Principal Property" is defined as any manufacturing plant or facility located within the United States of America (other than its territories and possessions) and owned by the Company or any subsidiary, except any such plant or facility which, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

     "Debt" is defined as indebtedness for money borrowed.

     "Mortgage" is defined as any mortgage, pledge, lien or other encumbrance.

     "Attributable Debt" is defined as the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease.

     "Subsidiary" is defined to mean any corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by the Company or by one or more of the Subsidiaries or by the Company and one or more of the Subsidiaries.

     "Restricted Subsidiary" is defined as a Subsidiary which owns or leases any Principal Property. (Section 101)

DEFEASANCE

     FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on each series of the New Notes (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

     - We must deposit in trust for your benefit and the benefit of all other direct holders of the New Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the New Notes on their various due dates.

     - There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the New Notes any differently than if we did not make the deposit and just repaid the New Notes ourselves. (Under current federal tax law, the deposit and our legal release from the New Notes would be treated as though we took back your New Notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the New Notes you give back to us.)

     - We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

     If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the New Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

     COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the New Notes. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and notes set aside in trust to repay the New Notes. In order to achieve covenant defeasance, we must do the following:

     - We must deposit in trust for your benefit and the benefit of all other direct holders of each series of the New Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the New Notes on their various due dates.

     - We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the New Notes any differently than if we did not make the deposit and just repaid the New Notes ourselves.

     If we accomplish covenant defeasance, the following provisions of the indenture and the New Notes would no longer apply:

     - Our promises regarding conduct of our business previously described under "Covenants," and any other covenants applicable to the series of New Notes and described in this prospectus.

     - The conditions that apply when we merge or engage in similar transactions, as previously described under "Mergers and Similar Events".

     - The events of default relating to breach of covenants, certain events in bankruptcy, insolvency or reorganization, and acceleration of the maturity of other debt, described below under "Events of Default".

     If we accomplish covenant defeasance, you can still look to us for repayment of the New Notes if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the New Notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

RANKING

     The New Notes are not secured by any of our property of assets. Accordingly, your ownership of New Notes means you are one of the Company's unsecured creditors. The New Notes are not subordinated to any of the Company's other debt obligations and therefore they rank equally with all of the Company's other unsecured and unsubordinated indebtedness.

EVENTS OF DEFAULT

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     The term "event of default" means any of the following:

     - we do not pay interest on a New Note within 30 days of its due date;

     - we do not pay the principal or any premium on a New Note on its due date;

     - we do not deposit any sinking fund payment on its due date;

     - we remain in breach of a restrictive covenant or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 10% of the principal amount of New Notes and Old Notes of the affected series;

     - other debt of ours totaling $50,000,000 or more defaults, our obligation to repay it is accelerated by our lenders, and this repayment obligation remains accelerated for 10 days after we receive a notice of default as described in the previous paragraph; or

     - we file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

     REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the New Notes and Old Notes of the affected series may declare the entire principal amount of all the New Notes and Old Notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all New Notes of that series will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the New Notes and Old Notes of the affected series. (Section 502)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding New Notes and Old Notes of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the New Notes, the following must occur:

     - you must give the trustee written notice that an event of default has occurred and remains uncured;

     - the holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

     - the holders of a majority in principal amount of all outstanding securities of the relevant series must not have given the trustee any direction inconsistent with that request; and

     - the trustee must have not taken action for 60 days after the receipt of the above notice and offer of indemnity. (Section 507)

     You are, however, entitled at any time to bring a lawsuit for the payment of money due on your New Notes on or after its due date. (Section 508)

     We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the New Notes, or else specifying any default. (Section 1004)

REGARDING THE TRUSTEE

     The trustee's current address is United States Trust Company of New York, 114 West 47th Street, 25th floor, New York, NY 10036.

     The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section 601)

     The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of the company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the company or any affiliate. If it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Sections 608 and 613)

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Old Notes were sold by us on September 29, 2000 to the initial purchasers pursuant to a purchase agreement, dated September 22, 2000, between us and the initial purchasers. The initial purchasers subsequently sold the Old Notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act in reliance on Rule 144A and outside the United States in accordance with Regulation S under the Securities Act. As a condition to the initial sale of the Old Notes, V.F. Corporation and the initial purchasers entered into the exchange and registration rights agreement. Pursuant to the exchange and registration rights agreement, we agreed that we would:

     - file with the SEC, on or prior to 90 days after the closing date, which is the date we delivered the Old Notes to the initial purchasers, a registration statement under the Securities Act with respect to the New Notes; and

     - use our reasonable best efforts to cause such registration statement to become effective under the Securities Act as soon as practicable but not later than 180 days after the closing date.

     We agreed to issue and exchange New Notes for all Old Notes validly tendered and not withdrawn before the expiration of the exchange offer. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The registration statement is intended to satisfy certain of our obligations under the exchange and registration rights agreement and the purchase agreement. In the event that due to a change in current interpretations by the SEC, we are not permitted to effect such exchange offer, it is contemplated that we will instead file a shelf registration statement covering resales by the holders of the Old Notes and will use our reasonable best efforts to cause such shelf registration statement to become effective no later than 120 days after filing and to keep such shelf registration statement effective for a maximum of two years from after the shelf registration becomes effective.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to the expiration date.

     For each $1000 principal amount of Old Notes properly tendered and not withdrawn before the expiration date, we will give you $1000 principal amount of New Notes.

     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that:

     - the exchange will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof; and

     - holders of the New Notes will not be entitled to any of the exchange and registration rights of holders of Old Notes under the exchange and registration rights agreement, which rights will terminate upon the consummation of the exchange offer.

     The New Notes will evidence the same indebtedness as the Old Notes, which they replace, and will be issued under, and be entitled to the benefits of, the indenture which also authorized the issuance of the Old Notes, such that the New Notes and the Old Notes of each series will be treated as a single class of securities under the indenture.

     As of the date of this prospectus, $300,000,000 of notes due 2005 and $200,000,000 of notes due 2010 are outstanding, all of which are registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on , 2001 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the exchange offer.

     Holders of the Old Notes do not have any appraisal or dissenters' rights under the Business Corporation Law of Pennsylvania or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement and the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder.

     We shall be deemed to have accepted validly tendered Old Notes when, and if, we have given oral or written notice thereof to U.S. Bank Trust National Association, the exchange agent. The exchange agent will act as agent for the tendering holders of Old Notes for the purpose of receiving the New Notes from the Company.

     Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "The Exchange Offer -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" shall mean 5:00 p.m., New York City time, on   ,
2001, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

     If we determine to extend the exchange offer, we will, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date:

     - notify the exchange agent of any extension by oral or written notice; and

     - issue a press release or other public announcement which shall include disclosure of the approximate number of Old Notes deposited to date.

     We reserve the right, in our sole discretion:

     - to delay accepting any Old Notes;

     - to extend the exchange offer; or

     - if, in the opinion of our counsel, the consummation of the exchange offer would violate any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice of such delay, extension, termination or amendment to the exchange agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a press release or other public announcement thereof.

     If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

     The New Notes will accrue interest at the rate of 8.10% per annum for the notes due 2005 and 8.50% per annum for the notes due 2010 from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from September 29, 2000, payable semi-annually in arrears on April 1 and October 1 of each year beginning on April 1, 2001.

RESALE OF THE NEW NOTES

     With respect to the New Notes, based upon interpretations by the staff of the SEC set forth in certain no-action letters issued to third parties, we believe that a holder who exchanges Old Notes for New Notes in the ordinary course of business, who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in a distribution of the New Notes, and who is not an "affiliate" of ours within the meaning of Rule 405 of the Securities Act, will be allowed to resell New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act.

     If any holder acquires New Notes in the exchange offer for the purpose of distributing or participating in the distribution of the New Notes, such holder:

     - cannot rely on the position of the staff of the SEC enumerated in such no-action letters issued to third parties; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any New Notes received in exchange for Old Notes acquired by such broker-dealer as a result of market-making or other trading activities. We will make this prospectus, as it may be amended or supplemented from time to time, available to any such broker-dealer that requests copies of such prospectus in the letter of transmittal for use in connection with any such resale for a period of up to 180 days after the expiration date. See "Plan of Distribution."

PROCEDURES FOR TENDERING

     To tender in the exchange offer, a holder of Old Notes must either:

     - complete, sign and date the letter of transmittal or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the exchange agent; or

     - if such Old Notes are tendered pursuant to the procedures for book-entry transfer set forth below, a holder tendering Old Notes may transmit an agent's message (as defined below) to the exchange agent in lieu of the letter of transmittal, in either case for receipt on or prior to the expiration date.

     In addition, either:

     - certificates for such Old Notes must be received by the exchange agent along with the letter of transmittal;

     - a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such Old Notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, along with the letter of transmittal or an agent's message, as the case may be, must be received by the exchange agent prior to the expiration date; or

     - the holder must comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted to the exchange agent's account at DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that such account has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the letter of transmittal and that the Company may enforce the letter of transmittal against such participant. To be tendered effectively, the letter of transmittal and other required documents, or an agent's message in lieu thereof, must be received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY OLD NOTES TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Old Notes whose Old Notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such intermediary promptly and instruct such intermediary to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering such owner's Old Notes:

     - make appropriate arrangements to register ownership of the Old Notes in such owner's name; or

     - obtain a properly completed bond power from the registered holder.

The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an eligible institution unless the Old Notes tendered pursuant thereto are tendered:

     - by a registered holder who has not completed the box titled "Special Delivery Instruction" on the letter of transmittal; or

     - for the account of an eligible institution.

     In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by an eligible institution, which is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" (within the meaning of Rule 17Ad-15 under the Exchange Act) which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder exactly as such registered holder's name appears on such Old Notes.

     In connection with any tender of Old Notes in definitive certified form, if the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right:

     - to reject any and all Old Notes not properly tendered and any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful; and

     - to waive any defects, irregularities or conditions of tender as to particular Old Notes.

     Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities in connection with tenders of Old Notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While we have no present plan to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered pursuant to the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By tendering Old Notes pursuant to the exchange offer, each holder of Old Notes will represent to us that, among other things:

     - the New Notes to be acquired by such holder of Old Notes in connection with the exchange offer are being acquired by such holder in the ordinary course of business of such holder;

     - such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes;

     - such holder acknowledges and agrees that any person who is participating in the exchange offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in certain no-action letters;

     - such holder understands that a secondary resale transaction, described above, and any resales of New Notes obtained by such holder in exchange for Old Notes acquired by such holder directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission; and

     - such holder is not an "affiliate", as defined in Rule 405 under the Securities Act, of ours.

     If the holder is a broker-dealer that will receive New Notes for such holder's own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the letter of transmittal that such holder will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF OLD NOTES

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

     - Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents, or an agent's message in lieu thereof.

     If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or otherwise non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such Old Notes will be credited to an account maintained with DTC) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, or an agent's message in lieu of a letter of transmittal, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If a holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available or the holder cannot deliver its Old Notes (or complete the procedures for book-entry transfer), the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, a holder may effect a tender if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the exchange agent receives from such eligible institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if applicable) and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date:

        (i) the letter of transmittal (or a facsimile thereof), or an agent's message in lieu thereof,

        (ii) the certificate(s) representing the Old Notes in proper form for transfer or a book-entry confirmation, as the case may be, and

        (iii) any other documents required by the letter of transmittal,

      will be deposited by the eligible institution with the exchange agent; and

     - such properly executed letter of transmittal (or facsimile thereof), or an agent's message in lieu thereof, as well as the certificate(s) representing all tendered Old Notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a form of Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of Old Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to the expiration date. Any such notice of withdrawal must:

     - specify the name of the person having deposited the Old Notes to be withdrawn;

     - identify the Old Notes to be withdrawn (including the certificate number or numbers, if applicable, and principal amount of such Old Notes); and

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered (including any required signature guarantees).

     If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, in our sole discretion, which determination shall be final and binding on all parties.

     Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued with respect thereto, unless the Old Notes so withdrawn are validly re-tendered. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

TERMINATION OF CERTAIN RIGHTS

     All registration rights under the exchange and registration rights agreement accorded to holders of the Old Notes (and all rights to receive additional interest in the event of a Registration Default as defined therein) will terminate upon consummation of the exchange offer. However, for a period of up to 180 days after the expiration date of the exchange offer, we will keep the registration statement effective and provide copies of the latest version of the prospectus to any broker-dealer that requests copies of such prospectus in the letter of transmittal for use in connection with any resale by such broker-dealer of New Notes received for its own account pursuant to the exchange offer in exchange for Old Notes acquired for its own account as a result of market-making or other trading activities.

EXCHANGE AGENT

     U.S. Bank Trust National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a copy of the Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Mail or Hand/Overnight Delivery:             By Facsimile:
U.S. Bank Trust National Association            (651) 244-8884
180 East 5(th) Street                           Confirm by Telephone:
St. Paul, MN 55101                              (651) 244-1197
Attn.: Specialized Finance

     U.S. Bank Trust National Association also serves as Registrar, Paying Agent and Authenticating Agent under the indenture.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by us. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by our officers and regular employees or those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The expenses to be incurred in connection with the exchange offer, including registration fees, fees and expenses of the exchange agent and the Trustee, accounting and legal fees, and printing costs, will be paid by us.

     We will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

     Participation in the exchange offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Old Notes that are not exchanged for the New Notes pursuant to the exchange offer will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) under the Securities Act. Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except:

     - to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     - in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act;

     - pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available)

     - pursuant to an effective registration statement under the Securities Act; or

     - pursuant to another available exemption from the registration requirements of the Securities Act, and, in each case, in accordance with all other applicable securities laws.

ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the New Notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for such Old Notes. For a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

     We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the New Notes, or a combination of these methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer that resells the New Notes that were received by it for its own account pursuant to the exchange offer. Any broker or dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                CERTAIN UNITED STATES INCOME TAX CONSIDERATIONS

     The exchange of Old Notes for New Notes will not be treated as a taxable transaction for U.S. Federal income tax purposes because the New Notes will not be considered to differ materially in kind or in extent from the Old Notes. Rather, the New Notes you receive should be treated as a continuation of your investment in the Old Notes. As a result, there will be no material U.S. Federal income tax consequences to you resulting from the exchange of Old Notes for New Notes.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES ARISING UNDER STATE, LOCAL, OR FOREIGN LAWS OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES.

                           VALIDITY OF THE NEW NOTES

     The validity of the New Notes will be passed upon for the Company by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to V.F. Corporation's Annual Report on Form 10-K for the year ended January 1, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS
                                   Prospectus

                                       Page
                                       ----
Notice to Investors..................    1
Where You Can Find Additional
  Information........................    2
Summary..............................    3
V.F. Corporation.....................    5
No Cash Proceeds to the Company......    8
Capitalization of V.F. Corporation...    8
Selected Financial Information.......    9
Management's Discussion and Analysis
  of Operations and Financial
  Condition..........................   10
Cautionary Statement on Forward-
  Looking Statements.................   17
Description of the New Notes.........   18
The Exchange Offer...................   29
Plan of Distribution.................   38
Certain United States Income Tax
  Considerations.....................   39
Validity of the New Notes............   39
Experts..............................   39

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $500,000,000

                             [VF CORPORATION LOGO]
                                V.F. CORPORATION
                          $300,000,000 8.10% New Notes
                                    due 2005

                          $200,000,000 8.50% New Notes
                                    due 2010
                            ------------------------

                                   PROSPECTUS

                            ------------------------
                                     , 2000
------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1741 of the Pennsylvania Business Corporation Law, as amended (the "BCL"), provides that a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 1742 of the BCL provides that, in the case of actions by or in the right of the corporation, a corporation may indemnify any such persons only against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action and only if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no such indemnification is permitted in respect to any claim, issue, or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, except to the extent that a court determines that indemnification is proper under the circumstances. The BCL further provides under Section 1743 that, to the extent that such person has been successful on the merits or otherwise in defending any action (even one on behalf of the corporation), he is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

     The indemnification provided for under the BCL is not exclusive of any other rights of indemnification. Under Section 1746 of the BCL, a corporation may maintain insurance on behalf of any of the persons referred to above against liability asserted against any of them and incurred in or arising out of any capacity referred to above, whether or not the corporation would have the power to indemnify against such liabilities under the BCL. Section 518 of the Pennsylvania Associations Code ("Section 518") provides that a Pennsylvania corporation shall have the power, by action of the shareholders, directors, or otherwise, to indemnify a person as to action in his official capacity and as to action in another capacity while holding that office for any action taken or any failure to take any action, whether or not the corporation would have the power to indemnify the person under any other provision of law (including Section 1741 and 1742 of the BCL), except as provided in Section 518, and whether or not the indemnified liability arises or arose from any threatened, pending, or completed action by or in the right of the corporation. Indemnification is not authorized pursuant to Section 518 in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     In addition to the power to advance expenses under the BCL, Section 518 provides that expenses incurred by an officer, director, employee, or agent in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Section 518 permits a business corporation to create a fund, under the control of a trustee or otherwise, to secure or insure in any manner its indemnification obligations whether arising under or pursuant to Section 518 or otherwise.

     The registrant's By-Laws provide that any person made a party to any lawsuit by reason of being a director or officer of the registrant may be indemnified by the registrant, to the fullest extent permitted by Pennsylvania law, against the reasonable expenses, including attorneys' fees, incurred by the director or officer in connection with the defense of such lawsuit. The By-Laws further provide that a director of the registrant shall not be personally liable for monetary damages arising from any action taken or any failure to act by the director unless (a) the director has breached or failed to perform the duties of a director under Section 512 of the Pennsylvania Associations Code or as such law may be amended from time to time and (b) the breach of duty constituted self-dealing, willful misconduct, or recklessness. The limitation on a director's personal liability for monetary damages does not apply to a director's criminal liability or liability for taxes.

     The registrant maintains directors' and officers' liability insurance for expenses for which indemnification is permitted by the BCL and Section 518. These insurance policies insure the registrant against amounts which it may become obligated to pay as indemnification to directors and officers and insures its directors and officers against losses (except fines, penalties, and other matters uninsurable under law) arising from any claim made against them on account of any alleged "wrongful act" in their official capacity. A wrongful act is defined as "any breach of any duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the directors and officers or . . . so alleged by any claimant on any matter claimed against them solely by reason of their being such directors or officers," subject to certain exclusions. Directors and officers are also insured against losses (except fines, penalties, and other matters uninsurable under law) arising out of the insured's breach of fiduciary duty, subject to certain exclusions.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)

         1.1   Purchase Agreement, dated September 22, 2000, between V.F.
               Corporation and Goldman, Sachs & Co., Salomon Smith Barney
               Inc., Banc of America Securities LLC and First Union
               Securities, Inc., as initial purchasers.
         4.1   Indenture, dated as of September 29, 2000, between V.F.
               Corporation, as Issuer, and United States Trust Company of
               New York, as Trustee.
         4.2   Form of New Note due 2005 (included in Exhibit 4.1).
         4.2   Form of New Note due 2010 (included in Exhibit 4.1).
         4.3   Exchange and Registration Rights Agreement, dated as of
               September 29, 2000, between V.F. Corporation and Goldman,
               Sachs & Co., Salomon Smith Barney Inc., Banc of America
               Securities LLC and First Union Securities, Inc.
         5.1 Opinion of Davis Polk & Wardwell regarding the validity of the New Notes.
        12.1 Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock
               Dividends.
        23.1   Consent of Davis Polk & Wardwell (included in Exhibit 5.1).
        23.2   Consent of PricewaterhouseCoopers LLP.
        24.1 Power of Attorney (included on the signature pages of this registration statement).
        25.1   Statement of Eligibility under the Trust Indenture Act of
               1939 on Form T-1 of United States Trust Company of New York, as Trustee.
        99.1   Form of Letter of Transmittal.
        99.2   Form of Notice of Guaranteed Delivery.
        99.3   Form of Letter to Clients.

        99.4   Form of Letter to Nominees.
        99.5   Form of Instruction to Registered Holder and/or Book-Entry
               Transfer
               Participant from Owner.
        99.6   Form of Exchange Agent Agreement.

     (b) Not Applicable.

     (c) Not Applicable.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on this 28th day of November, 2000.

                                          V.F. CORPORATION

                                          By:  /s/ ROBERT K. SHEARER
                                             -----------------------------------
                                             Robert K. Shearer
                                             Vice President -- Finance
                                             and Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below on this registration statement hereby constitutes and appoints each of Candace S. Cummings and Robert K. Shearer with full power to act without the other, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, and for him/her and in his/her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this registration statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby notifying and confirming all that such attorney-in-fact and agent or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                  TITLE                    DATE
                     ---------                                  -----                    ----
/s/ MACKEY J. MCDONALD                                 Chairman of the Board,       November 28, 2000
---------------------------------------------------       President and Chief
      Mackey J. McDonald                                   Executive Officer

/s/ ROBERT K. SHEARER                                 Vice President -- Finance     November 28, 2000
---------------------------------------------------       and Chief Financial
      Robert K. Shearer                                         Officer

/s/ PETER E. KEENE                                              Vice                November 28, 2000
---------------------------------------------------     President -- Controller
      Peter E. Keene                                     and Chief Accounting
                                                                Officer

/s/ ERSKINE B. BOWLES                                         Director              November 28, 2000
---------------------------------------------------
      Erskine B. Bowles

/s/ EDWARD E. CRUTCHFIELD                                     Director              November 28, 2000
---------------------------------------------------
      Edward E. Crutchfield

                     SIGNATURE                                  TITLE                    DATE
                     ---------                                  -----                    ----
/s/ BARBARA S. FEIGIN                                         Director              November 28, 2000
---------------------------------------------------
      Barbara S. Feigin

/s/ DANIEL R. HESSE                                           Director               November 7, 2000
---------------------------------------------------
      Daniel R. Hesse

/s/ W. ALAN MCCOLLOUGH                                        Director              November 28, 2000
---------------------------------------------------
      W. Alan McCollough

/s/ ROBERT D. BUZZELL                                         Director               November 4, 2000
---------------------------------------------------
      Robert D. Buzzell

/s/ URSULA FAIRBAIRN                                          Director               November 6, 2000
---------------------------------------------------
      Ursula Fairbairn

/s/ GEORGE FELLOWS                                            Director              November 28, 2000
---------------------------------------------------
      George Fellows

/s/ ROBERT J. HURST                                           Director               November 6, 2000
---------------------------------------------------
      Robert J. Hurst

/s/ M. RUST SHARP                                             Director              November 28, 2000
---------------------------------------------------
      M. Rust Sharp

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    1.1       Purchase Agreement, dated September 22, 2000, between V.F.
              Corporation and Goldman, Sachs & Co., Salomon Smith Barney,
              Inc., Banc of America Securities LLC and First Union
              Securities, Inc., as initial purchasers.
    4.1       Indenture, dated as of September 29, 2000, between V.F.
              Corporation, as Issuer, and United States Trust Company of
              New York, as Trustee.
    4.2       Form of New Note due 2005 (included in Exhibit 4.1).
    4.2       Form of New Note due 2010 (included in Exhibit 4.1).
    4.3       Exchange and Registration Rights Agreement, dated as of
              September 29, 2000, between V.F. Corporation and Goldman,
              Sachs & Co., Salomon Smith Barney, Inc., Banc of America
              Securities LLC and First Union Securities, Inc.
    5.1       Opinion of Davis Polk & Wardwell regarding the validity of the New Notes.
   12.1       Computation of Ratio of Earnings to Fixed Charges and Ratio
              of Earnings to Combined Fixed Charges and Preferred Stock
              Dividends.
   23.1       Consent of Davis Polk & Wardwell (included in Exhibit 5.1).
   23.2       Consent of PricewaterhouseCoopers LLP.
   24.1       Power of Attorney (included on the signature pages of this registration statement).
   25.1       Statement of Eligibility under the Trust Indenture Act of
              1939 on Form T-1 of United States Trust Company of New York,
              as Trustee.
   99.1       Form of Letter of Transmittal.
   99.2       Form of Notice of Guaranteed Delivery.
   99.3       Form of Letter to Clients.
   99.4       Form of Letter to Nominees.
   99.5       Form of Instruction to Registered Holder and/or Book-Entry
              Transfer Participant from Owner.
   99.6       Form of Exchange Agent Agreement.